UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 19, 2015

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 19, 2015, Jamba Juice Company, a California corporation and wholly-owned subsidiary of Jamba, Inc. (the “Company”) completed the refranchising of a group of Company-owned stores located in the San Francisco Bay Area, California as part of the Company’s refranchising initiative. In connection with the refranchising transaction, Jamba Juice Company transferred to Blended Star NorCal, Inc. (“Blended Star”) all machinery, equipment, computer hardware (including point of sale equipment), furniture, fixtures, tools, signs, vehicles, other tangible personal property and all goodwill associated with the stores for a purchase price of $2,500,000 plus payment for all marketable inventory and cash on hand at each of the stores. Blended Star agreed to enter into the Company’s standard franchise agreement with a ten-year term in connection with entering into the transaction.

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the disposition of the assets in the above referenced refranchising transaction.

Item 9.01. Financial Statements and Exhibits

(a)	This Exhibit 99.1 includes updates to the pro forma financial statements filed as Exhibit 99.1 to the Form 8-K filed on May 4, 2015, to include updates to assets held for sale and also to reflect the effect of increased royalties and to correct a typographical error appearing in the unaudited pro forma condensed consolidated financial statements filed as a result of the completion of recent refranchising transactions.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements of the Company, which reflect the disposition described in Item 2.01 and all other prior disposals under the Company’s refranchising initiative, are furnished as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated by reference herein.

(d)	Exhibits

99.1	Unaudited pro forma condensed consolidated financial statements of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: May 26, 2015	By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary